Exhibit 10.44

First Amendment to Distribution Agreement

This First Amendment is made and effective as of September 1, 2011 by and between United Therapeutics Corporation, a Delaware corporation (“UT”), and Accredo Health Group, Inc. a Delaware corporation (“Distributor”) located at 1640 Century Center Parkway, Memphis, Tennessee 38134.

A.                                    WHEREAS, UT and Accredo entered into a Distribution Agreement on August 17, 2009 (the “Agreement”);

B.                                    WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and provisions contained or referenced herein, the parties have reviewed and accepted all referenced material and any appendices, exhibits or other attachments hereto and agree to be bound by the terms and conditions set forth in the Agreement as modified herein as follows:

1.                                      Section 4.15 shall be added as follows:

4.15                        Tyvaso Device Replacement Program.  As set forth in Attachment H hereto and in accordance with this Section 4.15, Distributor agrees to perform all required services under the Tyvaso Device Warranty Replacement Program (“Replacement Services”) and UT agrees to pay Distributor the fees for such Replacement Services (“Replacement Services Fee”) set forth on Attachment H.

(a)                                 Distributor warrants that it will perform the Replacement Services in a professional manner, in compliance with industry standards, and in accordance with the descriptions and representations set forth on Attachment H hereto or as otherwise mutually agreed by the Parties from time to time.

(b)                                 Distributor shall submit detailed monthly invoices to UT setting forth a description of the Replacement Services actually performed and the corresponding Replacement Services Fee due.  The foregoing invoices are due to UT within ten (10) days of the end of each calendar month.  UT shall pay Distributor within thirty (30) days from receipt of each invoice.

(c)                                  The Parties agree and acknowledge that the Replacement Services Fee paid hereunder has been determined through good faith and arms-length negotiation to be the fair market value of the Warranty Services to be rendered.  No amount paid or reimbursed hereunder is intended to be, nor shall it be construed as, an offer or payment made, whether directly or indirectly, to induce the referral of patients, the purchase, lease or order of any item or service, or the recommending of the purchase, lease or order of any item or service.

(d)                                 By accepting payment of the Replacement Services Fee from UT, Distributor represents and warrants to UT that Distributor has actually performed the Replacement Services as invoiced and was obligated to perform the Replacement Services (or any substantially similar activity) solely pursuant to the obligations in this Section 4.15 and Attachment H hereto.  The Parties each agree that the Replacement Services Fee is not a discount but instead represents a fair amount in consideration for the Replacement Services described in this Section 4.15 and Attachment H hereto.  Further in recognition of the foregoing, Distributor warrants that it will retain the Replacement

Services Fee for its own account.

(e)                                  Fees are fixed for the twelve month period ending August 31, 2012.  Fees for the Services may be increased one time per year based on the increase in the Consumer Price Index for All Urban Consumers, U.S. City Average, for all items, 1982-84=100 (the “CPI-U”), the 12 most recent months available on such anniversary as published by the United States Department of Labor on its website at http://www.bls.gov/cpi, which increase shall not be more than three percent (3%)  The adjustment will be effective on the first day of the calendar month following such anniversary.  By way of example only, if the Effective Date is January 1, 2011, the adjustment would be effective beginning as of February 1, 2012.  Each of the fees set forth on Attachment H will be multiplied by the percent increase in the CPI-U during each twelve month period.  If publication of the CPI-U ceases, or if the CPI-U otherwise becomes unavailable or is altered in a way as to be unusable, the parties will agree on the use of an appropriate substitute index published by the U.S. Department of Labor or any successor agency.

(f)                                   Either party may terminate all or a portion of the Replacement Services at any time upon thirty (30) days prior written notice to other party without any additional fees or expenses.

2.                                      A one-time set-up fee for the Tyvaso Device Replacement Program as set out in Attachment H shall be payable to Distributor within thirty (30) days of execution of this First Amendment.

3.                                      Section 18.6, Notices, of the Agreement shall be amended to read:

DISTRIBUTOR	with a copy to:

Accredo Health Group, Inc.	Medco Health Solutions, Inc.
1640 Century Center Parkway	100 Parson Pond Drive
Memphis, TN 38134	Franklin Lakes, NJ 07417
Facsimile: 901.261.6961	Attn: General Counsel (Accredo)
Attn: Kirk Cotham, VP

Except as amended and supplemented hereby, all of the terms and conditions of the Agreement shall remain and continue in full force and effect and apply hereto.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized representatives.

UNITED THERAPEUTICS		ACCREDO HEALTH GROUP, INC.
CORPORATION

/s/ Jay A. Watson			/s/ Elizabeth A. Holloway

By:	Jay A. Watson	By:	Elizabeth A. Holloway

Title:	SVP Strategic Operations	Title:	VP, Legal; Asst. Secretary

Date:	29 / Aug / 2011	Date:	8/31/11

Attachment H

Tyvaso® Device Replacement Program

Distributor will work with UT to replace the Tyvaso® Inhalation System devices every two (2) years, from the first day of use by an Included Patient, as suggested by the manufacturer warranty and or when an updated or modified Tyvaso® Inhalation Device has been made available by UT and replacement of existing device(s) is required by UT.  UT shall ensure that Distributor has sufficient inventory of no-cost replacement devices to be used solely in connection with the Tyvaso® Device Replacement Program.

Distributor will take the following actions:

1.                                      Determine which Included Patients require replacement devices.

2.                                      Contact Included Patient to set up shipment of the replacement devices and explain why and how the devices will be replaced.

3.                                      If the replacement of device(s) also requires a nursing visit with face to face training for included patient, this will be performed in accordance with the Tyvaso® Continuing Patient Compliance Support & Education Program and the respective fee schedule for a Teaching RN visit will apply.

4.                                      Ship the Included Patient two replacement devices and include pre-paid shipping materials for the return of the Included Patient’s old devices.

5.                                      Upon receipt of the old devices from the Included Patient, Distributor will destroy the devices and recycle the batteries.

6.                                      If the Included Patient does not return their old devices within 3 weeks, Distributor will make one (1) phone call (up to three call attempts) to retrieve the device.  If Included Patient does not return device after this attempt, no more attempts will be made to contact the Included Patient.

7.                                     Distributor will report serial numbers of the devices that have been destroyed on a monthly basis in the form of Exhibit A to this Attachment H.

Replacement Service Fees
One time Set Up Fee	$20,000
Warranty Replacement Fee	$150 per patient

EXHIBIT A to Attachment H

DATA FOR DESTROYED DEVICES

Monthly Report

Specialty	Patient ID	Device	Serial#	Serial#
Pharmacy	(De-identified)		Device#1	Device#2
Accredo		Opti-Neb

Recovery	Destruction	Battery	Battery	Date of
Date	Date	Recovery Y/N	Serial #	Destruction